Vringo Announces First Quarter Results, Highlights and Subsequent Events

NEW YORK — May 9, 2013 — Vringo, Inc. (NASDAQ: VRNG), a company engaged in the innovation, development, and monetization of mobile technologies and intellectual property, today announced operating results, highlights and subsequent events for the first quarter of 2013.

"We are pleased with the progress we have made in the first quarter and events subsequent to the quarter end. We have been executing on our business plan in line with our budget for 2013. We look forward to monetizing our assets and continuing to build the team as we move through the remainder of the year," said Andrew D. Perlman, Chief Executive Officer of Vringo.

Key Additions to Vringo Team

•	Welcomed Ashley C. Keller to the Board of Directors. Mr. Keller serves on Vringo’s Intellectual Property, Compensation and Audit Committees. Mr. Keller is a co-founder and Chief Investment Officer of Gerchen Keller Capital, LLC, a private investment firm formed to invest in complex commercial legal claims. Before practicing law as a partner at Bartlit Beck Herman Palenchar & Scott, LLP, Mr. Keller clerked for Judge Richard Posner at the United States Court of Appeals for the Seventh Circuit and Justice Anthony Kennedy at the Supreme Court of the United States.

•         Named Anastasia Nyrkovskaya as Chief Financial Officer. Ms. Nyrkovskaya recently served as Vice President and Assistant Global Controller at NBCUniversal. Ms. Nyrkovskaya is a Certified Public Accountant with over fifteen years of experience and began her career at KPMG, LLP.

•	Added Jason Charkow, Esq. to the in-house legal department as Intellectual Property Counsel. Mr. Charkow previously practiced law at Winston & Strawn, LLP, where he focused on patent litigation related to telecommunications networks and equipment.

•         Welcomed Noel J. Spiegel to the Board of Directors. Mr. Spiegel will Chair Vringo’s Audit Committee and serve on the Compensation Committee. Mr. Spiegel served in numerous management positions over his forty year career at Deloitte & Touche, LLP, including Deputy Managing Partner, member of the Executive Committee and Partner-in-Charge of Audit Operations in Deloittes's New York Office. Mr. Spiegel currently serves on the board of American Eagle Outfitters and Radian Group.

First Quarter Highlights and Subsequent Events

•	Subsidiary I/P Engine, Inc. filed a patent infringement lawsuit against Microsoft Corporation asserting patents acquired from Lycos.

•	Subsidiary Vringo Germany GmbH extended its patent infringement lawsuit against ZTE Corp. China, and its German subsidiary, ZTE Deutschland GmbH (ZTE), by asserting an additional patent covering certain wireless handsets with dual antenna transmit diversity. The judge has consolidated the two cases and the trial is currently scheduled for October 15, 2013.

•	Subsidiary Vringo Infrastructure, Inc. entered into a partnership with Virginia Tech Intellectual Properties to further research and develop cognitive radio wireless technology for use by first responders and consumers.

•	Subsidiary Vringo Infrastructure, Inc. filed a patent infringement lawsuit against ZTE Corporation alleging infringement of the French part of European Patents 1,186,119 and 1,221,212 by ZTE devices, which are believed to fall within the scope of these patents. The suit was filed after completion of procedure for the preservation of evidence, called a saisie-contrefaçon, at two of ZTE's establishments in France.

•	Subsidiary I/P Engine, Inc. received rulings on post-trial motions for all judgments as a matter of law in U.S. District Court litigation against AOL, Google et al., and filed notice of appeal at the U.S. Court of Appeals for the Federal Circuit regarding the District Court's laches ruling and jury's calculation of past damages.

•	Vringo began trading on the NASDAQ Capital Market.

•	Vringo Infrastructure, Inc. was granted two new European Patents, a Chinese and a Hong Kong patent related to telecom infrastructure.

Operating Results

•	As of the close of business on May 9, 2013, we had over $49 million in cash and short-term investments. We expect these funds will be sufficient to support our current operations and allow timely execution of our business plans.

•	Cash used for operating activities during the first quarter of 2013 was $4.8 million.

•	Net loss for the first quarter of 2013 was $12.0 million, mainly attributable to operating legal costs of $5.1 million, recorded in connection with our legal proceedings, as well as $4.3 million of non-cash expenses for amortization and depreciation and non-cash share based compensation.

•	On a per share basis, our net loss was $0.15 per basic share in the first quarter of 2013 as compared to a loss of $0.43 per basic share in the first quarter of 2012 (pre-merger figures). The decrease in basic loss per share was mostly due to an increase in the number of shares, partly offset by increased costs reflecting the post-merger operations of the combined company.

About Vringo, Inc.

Vringo, Inc. is engaged in the innovation, development and monetization of mobile technologies and intellectual property. Vringo's intellectual property portfolio consists of over 500 patents and patent applications covering telecom infrastructure, internet search, and mobile technologies. The patents and patent applications have been developed internally, and acquired from third parties. Vringo operates a global platform for the distribution of mobile social applications and services. For more information, visit: www.vringoIP.com.

Forward-Looking Statements

This press release includes forward-looking statements, which may be identified by words such as "believes," "expects," "anticipates," "estimates," "projects," "intends," "should," "seeks," "future," "continue," or the negative of such terms, or other comparable terminology. Forward-looking statements are statements that are not historical facts. Such forward-looking statements are subject to risks and uncertainties, which could cause actual results to differ materially from the forward-looking statements contained herein. Factors that could cause actual results to differ materially include, but are not limited to: the inability to realize the potential value created by the merger with Innovate/Protect for our stockholders; our inability to raise additional capital to fund our combined operations and business plan; our inability to monetize and recoup our investment with respect to patent assets that we acquire; our inability to maintain the listing of our securities on NASDAQ; the potential lack of market acceptance of our products; our inability to protect our intellectual property rights; potential competition from other providers and products; our inability to license and monetize the patents owned by our subsidiaries, including the outcome of the litigation against online search firms and other companies; our inability to monetize and recoup our investment with respect to patent assets that we acquire; and other risks and uncertainties and other factors discussed from time to time in our filings with the Securities and Exchange Commission ("SEC"), including our annual report on Form 10-K for the year ended December 31, 2012. Vringo expressly disclaims any obligation to publicly update any forward-looking statements contained herein, whether as a result of new information, future events or otherwise, except as required by law.

Contacts:

Investors and Media:

Cliff Weinstein

Executive Vice President

cweinstein@vringoinc.com

(646) 532-6777